Exhibit 10.01
EXECUTION COPY

CREDIT AGREEMENT
DATED AS OF APRIL 15, 2011
AMONG
PROASSURANCE CORPORATION,
THE LENDERS,
U.S. BANK NATIONAL ASSOCIATION
AS ADMINISTRATIVE AGENT
WELLS FARGO BANK, NATIONAL ASSOCIATION
AS SYNDICATION AGENT
AND
U.S. BANK NATIONAL ASSOCIATION
AS LEAD ARRANGER AND SOLE BOOK RUNNER

i

SCHEDULES
PRICING SCHEDULE
SCHEDULE 1 — Commitments
SCHEDULE 5.8 — Subsidiaries
SCHEDULE 5.14 — Properties
SCHEDULE 6.16 — Liens
EXHIBITS
EXHIBIT A — Form of Opinion
EXHIBIT B — Form of Compliance Certificate
EXHIBIT C — Form of Assignment and Assumption Agreement
EXHIBIT D — Form of Borrowing Notice
EXHIBIT E — Form of Note
EXHIBIT F — Form of Increasing Lender Supplement
EXHIBIT G — Form of Augmenting Lender Supplement
EXHIBIT H — List of Closing Documents
EXHIBIT I — Form of Borrowing Base Certificate

v

CREDIT AGREEMENT
     This Credit Agreement (the “Agreement”), dated as of April 15, 2011, is among ProAssurance Corporation, the Lenders and U.S. Bank National Association, a national banking association, as Administrative Agent. The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement:
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
     “Advance” means a borrowing hereunder, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, for the same Interest Period.
     “Administrative Agent” means U.S. Bank in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.
     “Affected Lender” is defined in Section 2.20.
     “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person and possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
     “Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof. As of the date of this Agreement, the Aggregate Commitment is $150,000,000.
     “Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

     “Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.
     “Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of the Federal Funds Effective Rate for such day plus 0.5% per annum and (iii) the Eurocurrency Rate (without giving effect to the Applicable Margin) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) for Dollars plus 1.00%, provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate reported by the applicable financial information service at approximately 11:00 a.m. London time on such day.
     “Annual Audited Statement” shall mean, as to any insurance company, the annual audited statutory financial statement (including footnotes) of such insurance company as required to be filed with the applicable Department, together with all exhibits or schedules filed therewith, prepared in conformity with SAP.
     “Applicable Fee Rate” means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the unused portion of the Aggregate Commitment at such time as set forth in the Pricing Schedule.
     “Applicable Insurance Codes” shall mean, as to any insurance company, the insurance code of any state where such insurance company is domiciled and any successor statute of similar import, together with the regulations thereunder, as amended or otherwise modified and in effect from time to time. References to sections of the Applicable Insurance Code shall be construed to also refer to successor sections.
     “Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means U.S. Bank, and its successors, in its capacity as Lead Arranger and Sole Book Runner.
     “Article” means an article of this Agreement unless another document is specifically referenced.
     “Authorized Officer” means any of the Chief Executive Officer or the Chief Financial Officer of the Borrower, acting singly.
     “Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

     “Base Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.
     “Base Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Base Rate.
     “Base Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Base Rate.
     “Borrower” means ProAssurance Corporation, a Delaware corporation, and its successors and assigns.
     “Borrowing Base” is defined in Section 2.1.2(b).
     “Borrowing Base Certificate” is defined in Section 2.1.2(b).
     “Borrowing Date” means a date on which an Advance is made hereunder.
     “Borrowing Notice” is defined in Section 2.8.
     “Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York and London, England for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.
     “Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts or money market accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $50,000,000 unless otherwise required by statutory requirements; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest, (v) shares of money market mutual funds that are rated at least “AAAm” or “AAA-G” by S&P or “P-1” or better by Moody’s and (vi) discount notes of U.S. government sponsored enterprises, including Freddie Mac, Fannie Mae, the Federal Home Loan Banks and the Federal Farm Credit Banks.
     “Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Borrower; or (ii) within any twelve-month period, occupation of a majority of the seats (other than vacant seats) on the board of directors of the

Borrower by Persons who were neither (x) nominated by the board of directors of the Borrower nor (y) appointed by directors so nominated.
     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
     “Collateral” shall have the meaning set forth in the Security Agreement.
     “Collateral Documents” means, collectively, the Security Agreement, the Securities Account Control Agreement, and any other security agreements, pledge agreements or similar instruments, each in form and substance reasonably acceptable to the Administrative Agent and delivered to the Administrative Agent from time to time in connection with election of the Secured Borrowing Option set forth in Section 2.1.2.
     “Commitment” means, for each Lender, the obligation of such Lender to make Loans to the Borrower in an aggregate amount not exceeding the amount set forth on Schedule 1, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.
     “Consolidated Funded Indebtedness” means at any time the aggregate amount of the sum of Indebtedness as defined under clauses (i), (iv), (vii) and (viii) of the definition thereof and Contingent Obligations with respect to such Indebtedness, all calculated on a consolidated basis in accordance with GAAP.
     “Consolidated Indebtedness” means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.
     “Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time, all as defined according to GAAP, but excluding accumulated other comprehensive income.
     “Consolidated Total Capitalization” means at any time the sum of Consolidated Indebtedness and Consolidated Net Worth, each calculated at such time.
     “Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.
     “Conversion/Continuation Notice” is defined in Section 2.9.
     “Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
     “Credit Extension” means the making of an Advance.
     “Current Extension Commitments” shall have the meaning set forth in Section 2.22(c).
     “Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.
     “Defaulting Lender” means, subject to Section 2.21(d), any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within two (2) Business Days of the date such portion is required in the determination of the Administrative Agent to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with its funding obligations, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within two (2) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of (x) the acquisition or maintenance of an ownership interest in such Lender or a Person controlling such Lender or (y) the exercise of control over a Lender or a Person controlling such Lender, in each case, by a governmental authority or an instrumentality thereof. Any determination by the Administrative Agent that a Lender is a Defaulting Lender will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.21(d)) upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.

     “Department” means, as applicable, the insurance regulatory authority in the State in which an Insurance Subsidiary is domiciled.
     “Dollar” and “$” means the lawful currency of the United States of America.
     “Eligible Assignee” means (i) a Lender; (ii) an Approved Fund; (iii) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization; (iv) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (iv); or (v) the central bank of any country that is a member of the OECD; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.
     “Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or

Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurocurrency Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurocurrency Rate.
     “Eurocurrency Base Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollar LIBOR appearing on Reuters Screen LIBOR 01 Page as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if the Reuters Screen is not available to the Administrative Agent for any reason, the applicable Eurocurrency Base Rate for the relevant Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollar LIBOR as reported by any other generally recognized financial information service selected by the Administrative Agent as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association Interest Settlement Rate is available to the Administrative Agent, the applicable Eurocurrency Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which U.S. Bank or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of U.S. Bank’s relevant Eurocurrency Loan and having a maturity equal to such Interest Period.
     “Eurocurrency Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurocurrency Rate.
     “Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurocurrency Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.
     “Event of Default” is defined in Article VII.
     “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.
     “Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
     “Extended Termination Date” shall have the meaning set forth in Section 2.22 (a).

     “Extension” shall have the meaning set forth in Section 2.22(a).
     “Extension Amendments” shall have the meaning set forth in Section 2.22(e).
     “Extension Offer” shall have the meaning set forth in Section 2.22(a).
     “Facility Termination Date” means April 15, 2014 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
     “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (TBD) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.
     “Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Highest Lawful Rate” shall mean, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law stated as a rate per annum.
     “Holders of Secured Obligations” shall have the meaning set forth in the Security Agreement.
     “Indebtedness” of a Person means such Person’s (i) obligations for borrowed money (including the Obligations hereunder), (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) capitalized lease obligations, (vii) obligations of such Person as an account party with respect to standby and commercial Letters of Credit, (viii) Contingent Obligations of such Person and (ix) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.
     “Insurance Subsidiaries” means the Subsidiaries of the Borrower that are regulated insurance companies.
     “Interest Period” means, with respect to a Eurocurrency Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
     “Intermediary” shall have the meaning set forth in the Securities Account Control Agreement.
     “Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.
     “Investment Policy” means that certain Statement of Investment Policy and Guidelines dated as of September 5, 2007 as in effect on the date hereof and without giving effect to any amendments thereto.
     “Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.
     “Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof (in the case of the Administrative Agent) or on its Administrative Questionnaire (in the case of a Lender) or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.
     “Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

     “License” is defined in Section 5.20.
     “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
     “Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).
     “Loan Documents” means this Agreement, any note or notes executed by the Borrower in connection with this Agreement and payable to a Lender, the Collateral Documents and any other document or agreement, now or in the future, executed by the Borrower for the benefit of the Administrative Agent or any Lender in connection with this Agreement.
     “Material Adverse Effect” means a material adverse effect on (i) the business, Property, liabilities (actual and contingent), operations or condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders under the Loan Documents.
     “Material Indebtedness” means Indebtedness in an outstanding principal amount of $25,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).
     “Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).
     “Minimum Extension Condition” shall have the meaning set forth in Section 2.22(d).
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
     “NAIC” shall mean the National Association of Insurance Commissioners, or any successor organization.
     “Non-U.S. Lender” is defined in Section 3.5(d).
     “Note” is defined in Section 2.13.

     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents.
     “Other Taxes” is defined in Section 3.5(b).
     “Outstanding Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its Loans outstanding at such time.
     “Participants” is defined in Section 12.2.1.
     “Payment Date” means the last Business Day of each calendar quarter.
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Permitted Acquisition” means any Acquisition made by the Borrower or any of its Subsidiaries, provided that, (a) as of the date of the consummation of such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect to such Acquisition, (b) if the Acquisition is financed in whole or in part with funds advanced pursuant to this Agreement, such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement that has been (if required by the governing documents of the seller or entity to be acquired) approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (c) the business to be acquired in such Acquisition is in the same line of business as the Borrower’s or a line of business incidental or reasonably related thereto, (d) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained, and (e) the Borrower shall have furnished to the Administrative Agent a certificate demonstrating in reasonable detail pro forma compliance with the financial covenant contained in Section 6.19 for such period, in each case, calculated as if such Acquisition, including the consideration therefor, had been consummated on the first day of such period.
     “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
     “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.
     “Pricing Schedule” means the Schedule attached hereto identified as such.
     “Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

     “Prior Extension Commitments” shall have the meaning set forth in Section 2.22(c).
     “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
     “Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment, provided, however, if all of the Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (a) such Lender’s Outstanding Credit Exposure at such time by (b) the Aggregate Outstanding Credit Exposure at such time; and provided, further, that when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Pro Rata Shares shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
     “Purchasers” is defined in Section 12.3.1.
     “Quarterly Statement” shall mean, as to any insurance company, a quarterly statutory financial statement of such insurance company as required to be filed with the applicable Department, together with all exhibits or schedules filed therewith, prepared in conformity with SAP.
     “Quotation Date” means, in relation to any Interest Period for which an interest rate is to be determined, two Business Days before the first day of that period.
     “Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower or any subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
     “Register” is defined in Section 12.3.4.
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
     “Reports” is defined in Section 9.6.
     “Required Lenders” means Lenders in the aggregate having greater than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding greater than 50% of the Aggregate Outstanding Credit Exposure.
     “Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in the Borrower or any Subsidiary thereof or any option, warrant or other right to acquire any such equity interest in the Borrower or any Subsidiary thereof.
     “SAP” shall mean, as to any insurance company, the statutory accounting practices prescribed or permitted by the applicable Department.
     “S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
     “Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
     “Section” means a numbered section of this Agreement, unless another document is specifically referenced.
     “Secured Borrowing Option” is defined in Section 2.1.2(a).
     “Secured Obligations” shall have the meaning set forth in the Security Agreement.
     “Securities Account Control Agreement” means that certain Notice to Securities Intermediary and Control Agreement entered into as of the date hereof among the Borrower, as Pledgor, the Administrative Agent, as Secured Party and the Intermediary, as amended, restated or otherwise modified from time to time.

     “Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the Borrower and the Administrative Agent, for the benefit of the Administrative Agent and the Holders of Secured Obligations, as amended, restated or otherwise modified from time to time.
     “Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.
     “Stated Rate” is defined in Section 2.20.
     “Statutory Financial Statements” is defined in Section 5.4(ii).
     “Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
     “Subsidiary Indebtedness” means (a) a Subsidiary’s obligations (other than to the Borrower or another Subsidiary) for borrowed money that are evidenced by bonds, debentures, notes or bank credit agreements, other than obligations in respect of advances from a Federal Home Loan Bank or funding agreement backed note programs and (b) guarantees by a Subsidiary of obligations for borrowed money so evidenced of another Person (other than the Borrower or a Subsidiary).
     “Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries taken as a whole or Property which is responsible for more than 10% of the Consolidated Net Income of the Borrower and its Subsidiaries taken as a whole, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).
     “Syndication Agent” means Wells Fargo Bank, National Association.
     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.
     “Transferee” is defined in Section 12.4.

     “Type” means, with respect to any Advance, its nature as a Base Rate Advance or a Eurocurrency Advance and with respect to any Loan, its nature as a Base Rate Loan or a Eurocurrency Loan.
     “Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.
     “Unliquidated Obligations” shall have the meaning set forth in the Security Agreement.
     “Unsecured Borrowing Option” is defined in Section 2.1.2(a).
     “U.S. Bank” means U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.
     “Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary of which 100% of the beneficial ownership interests shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization of which 100% of the beneficial ownership interests shall at the time be so owned or controlled.
     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE II
THE CREDITS
     2.1. Commitment; Unsecured Borrowing Option; Secured Borrowing Option.
     2.1.1. Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower in Dollars, provided that, after giving effect to the making of each such Loan, the amount of such Lender’s Outstanding Credit Exposure shall not exceed its Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to extend credit hereunder shall expire on the Facility Termination Date.
          2.1.2. Unsecured Borrowing Option; Secured Borrowing Option.
          (a) The Borrower may request Advances pursuant to either the secured borrowing option (“Secured Borrowing Option”) or the unsecured borrowing option (“Unsecured Borrowing Option”). If the Advance requested by the Borrower is made choosing the Unsecured Borrowing Option, the Applicable Margin applicable to the Loans made pursuant to such

Advance shall in the case of Eurocurrency Advances be the Unsecured Eurocurrency Rate as provided in the Pricing Schedule until the end of the applicable Interest Period, and in the case of a Base Rate Advance shall be the Unsecured Base Rate until the Loans made pursuant to such Advance have been repaid. Once an Advance is made pursuant to the Secured Borrowing Option or the Unsecured Borrowing Option, such Advance shall remain subject to such option until such time as such Advance is repaid in full. If the Borrower requests Advances pursuant to the Secured Borrowing Option, the Applicable Margins with respect to the Loans made pursuant to such Advance shall in the case of Eurocurrency Advances be the Secured Eurocurrency Rate as provided in the Pricing Schedule until the end of the applicable Interest Period and in the case of Base Rate Advances shall be the Secured Base Rate as provided in the Pricing Schedule.
          (b) Before the Borrower may deliver a Borrowing Notice requesting a Borrowing pursuant to the Secured Borrowing Option, the Borrower shall have delivered Collateral to the account subject to the Securities Account Control Agreement in a manner satisfactory to the Administrative Agent, the Administrative Agent shall have a valid, perfected, first priority Lien with respect to such Collateral as contemplated by the Security Agreement and the Securities Account Control Agreement, and the Administrative Agent shall have received a satisfactory Borrowing Base Certificate, dated as of a recent date, with respect to such Collateral. Such Collateral shall be discounted by the applicable advance rate percentages prescribed below, and the aggregate value of such Collateral, as discounted by the below advance rate percentages, shall be the “Borrowing Base”. The Borrowing Base at any time shall be determined by reference to the most recent certificate, signed and certified as accurate and complete by an Authorized Officer of the borrower, in substantially the form of Exhibit I, or another form which is acceptable to the Administrative Agent (the “Borrowing Base Certificate”). The Borrower shall deliver the Borrowing Base Certificate to the Administrative Agent and each Lender within five (5) days of the end of each calendar month during the period in which Loans made pursuant to the Secured Borrowing Option remain outstanding.

Type of Collateral	Advance Rate
Cash	100%
U.S. Bank certificates of deposit and money market mutual funds	100%
Commercial Paper (A1 and P1 or better), excluding U.S. Bank Commercial Paper	80%
U.S. government bills, notes and GSEs, including Agency MBS:
• Maturity < 5 years	80%
• Maturity 5 — 10 years	70%
High Grade Corporate or Municipal Bonds (Rated BBB and Baa2 or better)
• Maturity < 5 years	60%
• Maturity 5 — 10 years	50%
Ratings exclusive of any wrap
          (c) For the avoidance of doubt, Borrowings pursuant to the Unsecured Borrowing Option and the Secured Borrowing Option shall be permitted to be outstanding simultaneously. Each Advance hereunder shall consist of Loans made from the several Lenders ratably according to their Pro Rata Shares, regardless of whether such Advance is made pursuant to the Unsecured Borrowing Option or the Secured Borrowing Option.
          (d) The amount of any Advance requested pursuant to the Secured Borrowing Option cannot exceed the value of the Borrowing Base available with respect to such Advance at such time, and at no time during the period that a Borrowing pursuant to the Secured Borrowing Option is outstanding shall the amount of such Borrowing exceed the value of the Borrowing Base. In the event and on such occasion that any portion of the Aggregate Outstanding Credit Exposure attributable to Advances made pursuant to the Secured Borrowing Option exceeds the value of the Borrowing Base, the Borrower shall, within three (3) days, either prepay the Loans in an aggregate amount equal to such excess or post additional Collateral of a value equal to the amount of such excess to the account subject to the Securities Account Control Agreement. In the event the Borrower permanently reduces the Aggregate Commitment in whole or in part pursuant to Section 2.7, any portion of such Aggregate Commitment attributable to Advances made pursuant to the Secured Borrowing Option may not be reduced below the value of the Borrowing Base for such Advances.
          (e) Any payments made hereunder prior to an Event of Default shall be applied to Loans made pursuant to the Unsecured Borrowing Option or the Secured Borrowing

Option in the Borrower’s discretion. After the exercise of remedies provided for in Section 8.1 (or after the Obligations have automatically become immediately due and payable as set forth in the first sentence of Section 8.1(i)), any proceeds of the Collateral received by the Administrative Agent shall be applied first to payment of accrued and unpaid principal and interest on the Loans made pursuant to the Secured Borrowing Option ratably among the Lenders, and any remaining proceeds of the Collateral after repayment of such Loans in full shall be applied pursuant to Section 8.2. All other amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent pursuant to Section 8.2, with the understanding that with respect to principal and interest on Loans, such amounts shall be applied first to Loans made pursuant to the Unsecured Borrowing Option.
     2.2. Required Payments; Termination. If at any time the amount of the Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitment, the Borrower shall immediately make a payment on the Obligations sufficient to eliminate such excess. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.
     2.3. Ratable Loans; Types of Advances. Each Advance hereunder shall consist of Loans made from the several Lenders ratably according to their Pro Rata Shares. The Advances may be Base Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.
     2.4. Increase Option. The Borrower may from time to time elect to increase the Commitments in minimum increments of $5,000,000 (or such lower amount as the Borrower and the Administrative Agent agree upon), no more than two (2) times during the term of this Agreement, so long as, after giving effect thereto, the aggregate amount of such increases does not exceed $25,000,000. The Borrower may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Commitments or extend Commitments, as the case may be; provided that (i) each Augmenting Lender and each Increasing Lender shall be subject to the reasonable approval of the Borrower and the Administrative Agent and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit F hereto, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit G hereto. No consent of any Lender (other than the Lenders participating in the increase) shall be required for any increase in Commitments pursuant to this Section 2.4. Increases and new Commitments created pursuant to this Section 2.4 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, (A) the conditions set forth in paragraphs (i) and (ii) of Section 4.2 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect for the Borrower dated such date and executed by an Authorized Officer of the Borrower and (B) the Borrower shall be in compliance (on a pro forma basis reasonably acceptable to the Administrative Agent) with the covenants contained in Section 6.19 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the date hereof as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its Pro Rata Share of such outstanding Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice signed by an Authorized Officer and delivered by the Borrower, in accordance with the requirements of Section 2.8). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 3.4 if the deemed payment occurs other than on the last day of the related Interest Periods.
     2.5. Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Commitment from the date hereof to and including the Facility Termination Date, payable in arrears on each Payment Date hereafter and on the Facility Termination Date.
     2.6. Minimum Amount of Each Advance. Each Eurocurrency Advance shall be in the minimum amount of $10,000,000 and incremental amounts in integral multiples of $1,000,000, and each Base Rate Advance shall be in the minimum amount of $5,000,000 and incremental amounts in integral multiples of $1,000,000, provided, however, that any Base Rate Advance may be in the amount of the Available Aggregate Commitment.
     2.7. Reductions in Aggregate Commitment; Optional Principal Payments. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $10,000,000, upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder. The Borrower may from time to time pay, without penalty or premium, all outstanding Base Rate Advances, or, in a minimum aggregate amount of $5,000,000, any portion of the outstanding Base Rate Advances upon same day notice to the Administrative Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $10,000,000, any portion of the outstanding Eurocurrency Advances upon three Business Days’ prior written notice to the Administrative Agent.

     2.8. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period applicable thereto from time to time. Subject to Section 2.1.2(b), the Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit D (a “Borrowing Notice”) not later than 10:00 a.m. (Eastern Standard Time) on the Borrowing Date of each Base Rate Advance, three Business Days before the Borrowing Date for each Eurocurrency Advance in Dollars, specifying:
(i)	the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)	the aggregate amount of such Advance,

(iii)	the Type of Advance selected,

(iv)	whether such Advance shall be made pursuant to the Unsecured Borrowing Option or the Secured Borrowing Option, and

(v)	in the case of each Eurocurrency Advance and the Interest Period applicable thereto.
Not later than noon (Eastern Standard Time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.
     2.9. Conversion and Continuation of Outstanding Advances; Maximum Number of Interest Periods. Base Rate Advances shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Advance shall be automatically converted into a Base Rate Advance unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Base Rate Advance into a Eurocurrency Advance. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Base Rate Advance into a Eurocurrency Advance, conversion of a Eurocurrency Advance to a Base Rate Advance, or continuation of a Eurocurrency Advance not later than 10:00 a.m. (Eastern Standard Time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:
(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the amount and Type of the Advance which is to be converted or continued, and

(iii)	the amount of such Advance which is to be converted into or continued as a Eurocurrency Advance and the duration of the Interest Period applicable thereto.
After giving effect to all Advances, all conversions of Advances from one Type to another and all continuations of Advances of the same type, there shall be no more than ten Interest Periods in effect hereunder.
     2.10. Interest Rates. Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurocurrency Advance into a Base Rate Advance pursuant to Section 2.9, to but excluding the date it becomes due or is converted into a Eurocurrency Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Base Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurocurrency Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and the Pricing Schedule. No Interest Period may end after the Facility Termination Date.
     2.11. Rates Applicable After Event of Default. Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of a Default or Event of Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurocurrency Advance. During the continuance of an Event of Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Base Rate Advance shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus 2% per annum, provided that, during the continuance of an Event of Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender. After an Event of Default has been cured or waived, the interest rate applicable to Advances shall revert to the rates applicable prior to the occurrence of an Event of Default.
     2.12. Method of Payment. Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (Eastern Standard Time) on the date when due and shall (except as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the

Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with U.S. Bank for each payment of principal, interest and fees as it becomes due hereunder.
     2.13. Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
          (c) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
          (d) Any Lender may request that its Loans be evidenced by a promissory note representing its Loans substantially in the form of Exhibit E (each a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender in a form supplied by the Administrative Agent. The Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (b) (i) and (ii) above.
     2.14. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation (which may include e-mail) of each telephonic notice authenticated by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. The parties agree to prepare appropriate documentation to correct any such error within 10 days after discovery by any party to this Agreement.

     2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Base Rate Advance shall be payable on each Payment Date, commencing with the first such Payment Date to occur after the date hereof and at maturity. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on all Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.
     2.16. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
     2.17. Lending Installations. Each Lender may book its Advances at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.
     2.18. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

     2.19. Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Base Rate Advances into Eurocurrency Advances shall be suspended pursuant to Section 3.3 or if any Lender defaults in its obligation to make a Loan or declines to approve an amendment or waiver recommended by the Administrative Agent or otherwise becomes a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.
     2.20. Limitation of Interest. The Borrower, the Administrative Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 2.20 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.20, even if such provision declares that it controls. As used in this Section 2.20, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations. In no event shall the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any applicable state, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.20, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower’s obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.
     2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.5;
          (b) the Commitment and Outstanding Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder; and
          (c) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 11.2 but excluding Section 2.19) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (iv) fourth, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (v) fifth, if so determined by the Administrative Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the Outstanding Credit Exposure of such Lenders to the Aggregate Outstanding Exposure equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Loans and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a prepayment of the principal amount of any Loans, such payment shall be applied solely to prepay the Loans of all Lenders that are not Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans owed to, any Defaulting Lender.
          (d) In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold the Loans in accordance with its Pro Rata Share.
Nothing contained in the foregoing shall be deemed to constitute a waiver by the Borrower of any of its rights or remedies (whether in equity or law) against any Lender which fails to fund any of its Loans hereunder at the time or in the amount required to be funded under the terms of this Agreement.
     2.22. Extensions of Commitments.
          (a) The Borrower may from time to time, pursuant to the provisions of this Section 2.22, agree with one or more Lenders holding Commitments to extend the termination date, and otherwise modify the terms of such Commitments or any portion thereof (including, without limitation, by increasing the interest rate or fees payable in respect of such Commitments or any portion thereof) (each such modification, an “Extension”) pursuant to one or more written offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders, in each case on a pro rata basis (based on their respective Pro Rata Shares) and on the same terms to each such Lender. In connection with each Extension, the Borrower will provide notification to the Administrative Agent (for distribution to the Banks), no later than 30 days prior to the Facility Termination Date of the requested new termination date for the extended Commitments (each an “Extended Termination Date”) and the due date for Lender responses. In connection with any Extension, each Lender wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension. For the avoidance of doubt, the Commitments of any Lender so rejecting such Extension shall be terminated as of the Facility Termination Date, and all Obligations owing thereto shall be due and payable on the Facility Termination Date.
          (b) Each Extension shall be subject to the following:
(i)	no Default or Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension;

(ii)	except as to interest rates, fees and termination date, the Commitment of any Lender extended pursuant to any Extension shall have the same terms as the Commitments of the Banks that did not agree to the Extension Offer;

(iii)	the final termination date of the Commitments to be extended pursuant to an Extension shall be later than the final termination date of the Commitments of the Banks that did not agree to the Extension Offer;

(iv)	if the aggregate amount of Commitments in respect of which Lenders shall have accepted an Extension Offer exceeds the maximum aggregate amount of Commitments offered to be extended by the Borrower pursuant to the relevant Extension Offer, then such Commitments shall be extended ratably up to such maximum amount based on the relative Commitments of the Lenders that accepted such Extension Offer;

(v)	all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the applicable Lenders in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent;

(vi)	any applicable Minimum Extension Condition shall be satisfied; and

(vii)	no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 4.2 shall be satisfied (with all references in such Section to a request for a Loan being deemed to be references to the Extension on the applicable date of such Extension), and the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by an Authorized Officer of the Borrower.
          (c) If at the time any Extension of Commitments (as so extended, “Current Extension Commitments”) becomes effective, there will be Commitments or Loans attributable to a prior Extension that will remain outstanding (collectively, the “Prior Extension Commitments”), then, if the interest rate spread applicable to any such Current Extension Commitments exceeds the interest rate spread applicable to such Prior Extension Commitments by more than 0.25%, then the interest rate spread applicable to such Prior Extension Commitments shall be increased so that it equals the interest rate spread applicable to the Current Extension Commitments (calculated as provided above).
          (d) The consummation and effectiveness of any Extension will be subject to a condition set forth in the relevant Extension Offer (a “Minimum Extension Condition”) that a minimum amount be agreed to by the Lenders subject to such Extension (to be determined in the Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another amount is agreed to by the Administrative Agent). For the avoidance of doubt, it is understood and agreed that the provisions of Section 11.2 will not apply to Extensions of Commitments pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.22, including to any payment of interest or fees in respect of any Commitments or Loans that have been extended or made pursuant to an Extension at a rate or rates different from those paid or payable in respect of Commitments or Loans of Lenders that did not extend their Commitments, in each case as is set forth in the relevant Extension Offer.

          (e) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order to establish new classes of Commitments and Loans created pursuant to an Extension, in each case on terms consistent with this Section 2.22. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.22 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrower in accordance with any instructions received from such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such Extension Amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding on the Lenders. Without limiting the foregoing, in connection with any Extension, the Borrower and any Subsidiary shall execute such agreements, confirmations or other documentation as the Administrative Agent shall reasonably request to accomplish the purposes of this Section 2.22.
          (f) In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.22.
ARTICLE III
YIELD PROTECTION; TAXES
     3.1. Yield Protection. If, on or after the date of this Agreement, any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) is adopted, or any change is made in the interpretation, promulgation, implementation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, including, notwithstanding the foregoing, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith, regardless of the date enacted, adopted or issued, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
     (a) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurocurrency Loans, or
     (b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending

Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances), or
     (c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurocurrency Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurocurrency Loans or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurocurrency Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its Eurocurrency Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation, as the case may be, in connection with such Eurocurrency Loans or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.
     Failure or delay on the part of any Lender to demand compensation pursuant to this section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender, or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans, as the case may be, hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. Notwithstanding the foregoing, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith shall be deemed to be a Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the

United States financial regulatory authorities shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
     Failure or delay on the part of any Lender to demand compensation pursuant to this section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this section for any increased capital requirements incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change giving rise to such increased capital requirements and of such Lender’s intention to claim compensation therefor; provided further that, if the Change giving rise to such increased capital requirements is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof
     3.3. Availability of Types of Advances; Adequacy of Interest Rate. If the Administrative Agent or the Required Lenders determine that deposits of a type and maturity appropriate to match fund Eurocurrency Advances are not available to such Lenders in the relevant market or the Administrative Agent, in consultation with the Lenders, determines that the interest rate applicable to Eurocurrency Advances is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining Eurocurrency Advances, then the Administrative Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to Base Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.
     3.4. Funding Indemnification. If any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for such Lender’s costs, expenses and Interest Differential (as determined by such Lender) incurred as a result of such prepayment. The term “Interest Differential” shall mean that sum equal to the greater of zero or the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from the investments in money markets as of the Borrowing Date of such Advance) had prepayment not occurred and the interest such Lender will actually earn (from like investments in money markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this facility, Borrower agrees that Interest Differential shall not be discounted to its present value.
     3.5. Taxes.
     (a) All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
     (b) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).
     (c) The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.
     (d) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall provide evidence that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     (e) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.
     (f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
     (g) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.
     3.6. Selection of Lending Installation; Mitigation Obligations; Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurocurrency

Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE IV
CONDITIONS PRECEDENT
     4.1. Initial Credit Extension. The Lenders shall not be required to make the initial Credit Extension hereunder unless each of the following conditions is satisfied:
(i)	The Administrative Agent shall have received executed counterparts of each of this Agreement, the Security Agreement and the Securities Account Control Agreement.

(ii)	The Administrative Agent shall have received a certificate, signed by the chief financial officer of the Borrower, stating that on the date of the initial Credit Extension (1) no Default or Event of Default has occurred and is continuing and (2) the representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(iii)	The Administrative Agent shall have received a written opinion of the Borrower’s counsel (which may include local counsel and in-house counsel), addressed to the Lenders substantially covering the opinions set forth in Exhibit A.

(iv)	The Administrative Agent shall have received any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

(v)	The Administrative Agent shall have received such documents and certificates relating to the organization, existence and good standing of the Borrower, the authorization of the transactions contemplated hereby and any other legal matters relating to the Borrower, the Loan Documents or the transactions contemplated hereby, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit H.

(vi)	The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(vii)	There shall not have occurred a material adverse change (x) in the business, Property, liabilities (actual and contingent), operations or condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, since December 31, 2010 or (y) in the facts and information regarding such entities as represented by such entities to date.

(viii)	The Administrative Agent shall have received all governmental, equity holder and third party consents and approvals necessary in connection with the contemplated financing and all applicable waiting periods shall have expired without any action being taken by any authority that would be reasonably likely to restrain, prevent or impose any material adverse conditions on the Borrower and its Subsidiaries, taken as a whole, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could have such effect.

(ix)	No action, suit, investigation or proceeding is pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that would reasonably be expected to result in a Material Adverse Effect.

(x)	The Administrative Agent shall have received: (i) such information as the Administrative Agent may reasonably request to confirm the tax, legal, and business assumptions made in such pro forma financial statements, (ii) unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended December 31, 2010, and (iii) audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010.

(xi)	The Administrative Agent shall have received the results of a recent lien search in the jurisdiction in which the Borrower is organized, and such search shall reveal no liens on any of the assets of the Borrower except for liens permitted by Section 6.16 or discharged on or prior to the date hereof pursuant to a payoff letter or other documentation satisfactory to the Administrative Agent.
     4.2. Each Credit Extension. The Lenders shall not be required to make any Credit Extension unless on the applicable Borrowing Date:
(i)	There exists no Default or Event of Default, nor would a Default or Event of Default result from such Credit Extension.

(ii)	The representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

     Each Borrowing Notice with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Lenders that:
     5.1. Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or formed, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted. Each of the Insurance Subsidiaries of the Borrower is duly licensed as an insurer under the insurance laws and regulations of its state of domicile; and each of such Insurance Subsidiaries has filed with the appropriate insurance regulatory authorities all reports, documents and other information required to be filed under the applicable state insurance laws, respectively, except as to filings the failure of which to make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.2. Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, by-laws, or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the

Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
     5.4. Financial Statements. (i) The most recent audited consolidated financial statements of the Borrower and its Subsidiaries, and their unaudited quarterly consolidated financial statements delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.
     (ii) The most recent Annual Statements, Annual Audited Statements and each of the Quarterly Statements since the most recent Annual Statement, as the case may be, of each of the Insurance Subsidiaries of the Borrower including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities, in each case as filed with the appropriate Department and delivered to each Lender (collectively, the “Statutory Financial Statements”), have been prepared in accordance with SAP applied on a consistent basis. Each such Statutory Financial Statement was in compliance in all material respects with applicable law when filed. The Statutory Financial Statements fairly present the financial condition, the results of operations, changes in equity and changes in financial position of each of the Insurance Subsidiaries as of and for the respective dates and periods indicated therein in accordance with SAP applied on a consistent basis. Except for liabilities and obligations, including, without limitation, reserves, policy and contract claims and statutory liabilities (all of which have been computed in accordance with SAP), disclosed or provided for in the Statutory Financial Statements, each of the Insurance Subsidiaries did not have, as of the respective dates of each of such financial statements any liabilities or obligations (whether absolute or contingent and whether due or to become due) which, in conformity with SAP, applied on a consistent basis, would have been required to be or should be disclosed or provided for in such financial statements.
     5.5. Material Adverse Change. Since the date of the most recent audited financial statements delivered to the Administrative Agent there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
     5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed by them and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.
     5.7. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.
     5.8. Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. Schedule 5.8 also contains an accurate list of all Subsidiaries of the Borrower which are Insurance Subsidiaries as of the date of this Agreement. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
     5.9. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
     5.10. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.
     5.11. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.
     5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.
     5.13. Compliance With Laws. The Borrower and its Subsidiaries are in compliance in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.
     5.14. Ownership of Properties. Except as set forth on Schedule 5.14, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.16, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries.

     5.15. Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
     5.16. Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
     5.17. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     5.18. Insurance. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance on all their Property, liability insurance and environmental insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as is consistent with sound business practice.
     5.19. No Default. No Default or Event of Default has occurred and is continuing.
     5.20. Insurance Licenses. No license (including, without limitation, a license or certificate of authority from an insurance department), permit or authorization to transact insurance and reinsurance business (a “License”) held by any of the Insurance Subsidiaries, the loss of which could reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation or any similar proceedings and, to the best knowledge of the Borrower, there is no sustainable basis for such a suspension or revocation and no such suspension or revocation is threatened by any state insurance department.
ARTICLE VI
COVENANTS
     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

     6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and the Lenders:
(i)	Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP) audit report, with no going concern modifier, certified by independent certified public accountants acceptable to the Required Lenders in the exercise of their commercially reasonable judgment, prepared in accordance with GAAP on a consolidated for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by any management letter prepared by said accountants.

(ii)	Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements (including sufficient detail for independent calculation of the financial covenants set forth in Section 6.19) and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter.

(iii)	As soon as available, but in any event within sixty (60) days after the beginning of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrower for such fiscal year

(iv)	Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

(v)	As soon as possible, but in any event within sixty (60) days after the end of each calendar year a copy of the Annual Statement of each Insurance Subsidiary for such year prepared in accordance with SAP.

(vi)	As soon as possible, but in any event within one hundred and eighty (180) days after the end of each calendar year a copy of the Annual Audited Statement of each Insurance Subsidiary for such year prepared in accordance with SAP.

(vii)	As soon as possible, but in any event within forty-five (45) days after the end of each calendar quarter, a copy of the Quarterly Statement of each Insurance Subsidiary for such quarter prepared in accordance with SAP.

(viii)	Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(ix)	Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(x)	Within ten (10) Business Days of such notice, notice of actual suspension, termination or revocation of any License or material restriction thereon of any Insurance Subsidiary by any Department or other Governmental Authority that can reasonable be expected to have a Material Adverse Effect.

(xi)	Within ten (10) Business Days of such notice, notice of any pending or threatened investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Department or other Governmental Authority concerning the business, practices or operations of any Insurance Subsidiary including any agent or managing general agent thereof, which could reasonably be expected to have a Material Adverse Effect.

(xii)	Promptly, upon knowledge of the Borrower, notice of any actual material changes in any Applicable Insurance Code which could reasonably be expected to cause a Material Adverse Change.

(xiii)	Promptly, and in any event within ten (10) days of receipt, any revenue agent’s reports or statutory notices of deficiency related to the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(xiv)	Such other information (including non-financial information and environmental reports) as the Administrative Agent or any Lender may from time to time reasonably request.
     If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders within two (2) Business Days of such earlier date.
     Any financial statement, report or proxy required to be furnished pursuant to Section 6.1(i), Section 6.1(ii), Section 6.1(viii) or Section 6.1(ix) shall be deemed to have been furnished on the date on which the Lenders receive notice that the Borrower has filed such financial statement with the Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Lenders without charge; provided that the Borrower shall give notice of any such filing to the Administrative Agent (who shall then give notice of any such filing to the Lenders). Notwithstanding the foregoing, the Borrower shall deliver paper copies of any such financial statement to the Administrative Agent if the Administrative Agent requests the Borrower to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.
     6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for working capital, capital expenditures, share repurchases and other lawful corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).
     6.3. Notice of Material Events. The Borrower will, and will cause each Subsidiary to, give notice in writing to the Administrative Agent and each Lender, promptly and in any event within three (3) days after an officer of the Borrower obtains knowledge thereof, of the occurrence of any of the following:
(i)	any Default or Event of Default;

(ii)	the filing or commencement of any action, suit or proceeding by or before any arbitrator or governmental authority (including pursuant to any applicable Environmental Laws) against or affecting the Borrower or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(iii)	the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(iv)	any material change in accounting policies of, or financial reporting practices by, the Borrower or any Subsidiary; and

(v)	any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect.
     Each notice delivered under this Section shall be accompanied by a statement of an officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     6.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
     6.5. Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP.
     6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.
     6.7. Compliance with Laws and Material Contractual Obligations. The Borrower will, and will cause each Subsidiary to, (i) comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws and (ii) perform in all material respects its obligations under material agreements to which it is a party.
     6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.
     6.9. Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate.
     6.10. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
     6.11. Subsidiary Indebtedness. The Borrower will not permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except Subsidiary Indebtedness, provided that the aggregate amount of such Subsidiary Indebtedness does not exceed $30,000,000 at any time outstanding.
     6.12. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary and so long as no Default has occurred and is continuing or would occur after giving effect thereto and so long as after giving effect thereto, the Borrower shall be in pro forma compliance with the requirements of this Agreement, the Borrower and its Subsidiaries may make an Acquisition, through merger, consolidation, or purchase of all or substantially all of the assets or capital stock of a Person provided in the case of any such merger or consolidation of the Borrower, the Borrower shall be the surviving entity.

     6.13. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:
(i)	Sales of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business.

(ii)	The sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment; and

(iii)	Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.
     6.14. Investments. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments, except:
(i)	Cash Equivalent Investments.

(ii)	Investments constituting Permitted Acquisitions.

(iii)	Travel advances to management personnel and employees in the ordinary course of business.

(iv)	With respect to the Borrower or each Insurance Subsidiary, investments in compliance with the Borrower’s Investment Policy and the applicable insurance regulations of the state of domicile of such Insurance Subsidiary or with the approval of the applicable Department.

(v)	Other Investments, provided that the aggregate amount of such other Investments does not exceed $50,000,000 at any time outstanding (provided that nothing herein shall prohibit or limit any investment made in compliance with the Borrower’s Investment Policy).
     6.15. Acquisitions. The Borrower will not, nor will it permit any Subsidiary, to make any Acquisition other than a Permitted Acquisition.
     6.16. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:
(i)	Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii)	Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iv)	Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(v)	Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution.

(vi)	Liens existing on the date hereof and described in Schedule 6.16.

(vii)	Liens on Property acquired in a Permitted Acquisition, provided that such Liens extend only to the Property so acquired and were not created in contemplation of such acquisition.

(viii)	Liens consisting of deposits made by any Subsidiary of the borrower (other than a non-insurance Subsidiary) with the insurance regulatory authority in its jurisdiction of domicile or other statutory Liens or Liens or claims imposed or required by applicable insurance law or regulation against the assets of such Subsidiary, in each case in favor of all policyholders of such Subsidiary and in the ordinary course of such Subsidiary’s business.

(ix)	Liens securing advances from a Federal Home Loan Bank.

(x)	other Liens securing Indebtedness, provided that the aggregate amount of Indebtedness secured by Liens described in this clause (x) at any time does not exceed $25,000,000 at any time outstanding.

     6.17. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.
     6.18. Restricted Payments. The Borrower will not, nor will it permit any Subsidiary to, make any Restricted Payment, except that (i) any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary, and (ii) the Borrower may declare and pay dividends on its capital stock provided that no Default or Event of Default shall exist before or after giving effect to such dividends or be created as a result thereof.
     6.19. Financial Covenants.
     6.19.1. Leverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated Funded Indebtedness to (ii) Consolidated Total Capitalization to be greater than 0.35 to 1.0.
     6.19.2. Minimum Net Worth. The Borrower will at all times maintain Consolidated Net Worth of not less than he sum of (i) 75% of Consolidated Net Worth at December 31, 2010 plus (ii) 50% of Consolidated Net Income earned in each fiscal quarter if positive beginning with the quarter ending March 31, 2011 plus (iii) 100% of the net cash proceeds resulting from the issuance of capital stock of the Borrower.
     6.20. Other Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement containing any provision which (a) would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith, (b) prohibits or restricts the creation or assumption of any Lien (other than Liens permitted by Section 6.16) upon its properties, revenues or assets (whether now owned or hereafter acquired) as security for the Obligations hereunder, (c) prohibits or restricts the ability of any of its Subsidiaries to make dividends or advances or payments to the Borrower, or (d) constitutes an agreement to a limitation or restriction of the type described in clauses (a) through (c) with respect to any other Indebtedness.
     6.21. Ownership of Insurance Subsidiaries. The Borrower will not cease to own, directly or indirectly, free and clear of all Liens, 100% of the outstanding shares of voting stock of the Insurance Subsidiaries owned, directly or indirectly, by the Borrower as of the date of this Agreement.
ARTICLE VII
DEFAULTS
     The occurrence of any one or more of the following events shall constitute an Event of Default:

     7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made or confirmed.
     7.2. Nonpayment of (i) principal of any Loan when due or (ii) interest upon any Loan or of any commitment fee or other obligations under any of the Loan Documents within five days after the same becomes due.
     7.3. The breach by the Borrower of any of the terms or provisions of Section 6.3, 6.11, 6.12, 6.13, 6.15, 6.16, 6.17, 6.18, 6.19 or 6.21.
     7.4. The breach by the Borrower (other than a breach which constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within 30 days after the Borrower becomes aware of any such breach.
     7.5. Failure of the Borrower or any of its Subsidiaries to pay when due any Material Indebtedness; or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.
     7.6. The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.
     7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the

Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.
     7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.
     7.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $25,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.
     7.10. An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.
     7.11. Nonpayment by the Borrower or any Subsidiary of any obligation under a Rate Management Transaction when due or the breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any Lender or Affiliate of a Lender is a party thereto.
     7.12. Any Change in Control shall occur.
     7.13. The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.
     7.14. Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or the Borrower shall fail to comply with any of the terms or provisions of any Collateral Document to which it is a party.
ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
     8.1. Acceleration; Remedies. (i) If any Event of Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Event of Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.
     (ii) Upon the occurrence and during the continuation of any other Event of Default, the Administrative Agent may, subject to the direction of the Required Lenders, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law.
     8.2. Application of Funds. Subject to Section 2.1.2, after the exercise of remedies provided for in Section 8.1 (or after the Obligations have automatically become immediately due and payable as set forth in the first sentence of Section 8.1(i)), any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:
     8.2.1. First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     8.2.2. Second, to payment of fees, indemnities and other amounts (other than principal, interest and Commitment Fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders as required by Section 9.6 and amounts payable under Article III);
     8.2.3 Third, to payment of accrued and unpaid Commitment Fees and interest on the Loans ratably among the Lenders in proportion to the respective amounts described in this Section 8.2.3 payable to them;
     8.2.4. Fourth, to payment of the unpaid principal of the Loans ratably among the Lenders in proportion to their Pro Rata Shares;
     8.2.5. Fifth, to payment of all other Obligations ratably among the Lenders; and
     8.2.6. Last, the balance, if any, to the Borrower or as otherwise required by Law.
     8.3. Amendments. Subject to the provisions of this Section 8.3, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Event of Default hereunder; provided, however, that no such supplemental agreement shall:

(i)	without the consent of each Lender directly affected thereby, extend the final maturity of any Loan to a date after the Facility Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon or increase the amount of the Commitment of any Lender hereunder.

(ii)	without the consent of all of the Lenders, reduce the percentage specified in the definition of Required Lenders.

(iii)	without the consent of all of the Lenders, amend Section 8.2, this Section 8.3 or Section 11.2.

(iv)	without the consent of all of the Lenders, except as provided in the Collateral Documents, release all or substantially all of the Collateral.
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.
     8.4. Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.
ARTICLE IX
GENERAL PROVISIONS
     9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.
     9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
     9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13 which shall survive and remain in full force and effect during the term of this Agreement.
     9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
     9.6. Expenses; Indemnification. (i) The Borrower shall reimburse the Administrative Agent and the Arranger upon demand for all reasonable out-of-pocket expenses paid or incurred by the Administrative Agent or the Arranger, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses and reasonable fees, charges and disbursements of outside counsel to the Administrative Agent and the Arranger in connection with the due diligence, preparation, administration, negotiation, execution, delivery, syndication, distribution (including, without limitation, via DebtX and any other internet service selected by the Administrative Agent), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses and reasonable fees, charges and disbursements of outside counsel to the Administrative Agent, the Arranger and the Lenders, paid or incurred by the Administrative Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time U.S. Bank may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by U.S. Bank from information furnished to it by or on behalf of the Borrower, after U.S. Bank has exercised its rights of inspection pursuant to this Agreement.
     (ii) The Borrower hereby further agrees to indemnify and hold harmless the Administrative Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees, agents and advisors against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor (including reasonable fees, charges and disbursements of outside counsel) whether or not the Administrative Agent, the Arranger, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification, including, without limitation, reasonable attorneys’ fees and settlement costs. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.
     9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
     9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4; provided, however that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.
     9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
     9.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, the Arranger nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arranger nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby. It is agreed that the Arranger shall, in its capacity as such, have no duties or responsibilities under the Agreement or any other Loan Document. Each Lender acknowledges that it has not relied and will not rely on the Arranger in deciding to enter into the Agreement or any other Loan Document or in taking or not taking any action.
     9.11. Confidentiality. The Administrative Agent and each Lender agrees to hold any confidential information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to the Administrative Agent or such Lender or to a Transferee provided such parties agree to be bound by this Section 9.11 or comparable confidentiality provisions, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which it is a party, (vi) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties provided such parties agree to be bound by this Section 9.11 or comparable confidentiality provisions, (vii) permitted by Section 12.4, and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and the Administrative Agent and each Lender with respect to any confidential information previously or hereafter received by the Administrative Agent or such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by the Administrative Agent or any Lender with respect to such confidential information.
     9.12. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.
     9.13. Disclosure. The Borrower and each Lender hereby acknowledge and agree that U.S. Bank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

     9.14. USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:
Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
ARTICLE X
THE ADMINISTRATIVE AGENT
     10.1. Appointment; Nature of Relationship. U.S. Bank National Association is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Delaware Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
     10.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.
     10.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

     10.4. No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries.
     10.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
     10.6. Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.
     10.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

     10.8. Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
     10.9. Notice of Event of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders; provided that, except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.
     10.10. Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

     10.11. Lender Credit Decision, Legal Representation.
     (a) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent or Arranger hereunder, neither the Administrative Agent nor the Arranger shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the possession of the Administrative Agent or Arranger (whether or not in their respective capacity as Administrative Agent or Arranger) or any of their Affiliates.
     (b) Each Lender further acknowledges that it has had the opportunity to be represented by legal counsel in connection with its execution of this Agreement and the other Loan Documents, that it has made its own evaluation of all applicable laws and regulations relating to the transactions contemplated hereby, and that the counsel to the Administrative Agent represents only the Administrative Agent and not the Lenders in connection with this Agreement and the transactions contemplated hereby.
     10.12. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor

Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.
     10.13. Administrative Agent and Arranger Fees. The Borrower agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arranger pursuant to that certain letter agreement dated January 11, 2011 or as otherwise agreed from time to time.
     10.14. Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.
     10.15. Co-Administrative Agents, Documentation Administrative Agent, Syndication Administrative Agent, etc. Neither any of the Lenders identified in this Agreement as a “co-agent” nor the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.
     10.16. Secured Obligations. The Administrative Agent is a “representative” of the Holders of Secured Obligations within the meaning of the term “secured party” as defined in the Delaware Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into the Security Agreement and each other Loan Document pursuant to which the Borrower or any Subsidiary grants, perfects or further assures the enforceability of a Lien in favor of the Administrative Agent and to take all action contemplated thereby. Subject to Section 11.1, each Lender agrees that no Holder of Secured Obligations (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by the Security Agreement or any other Loan Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Secured Obligations upon the terms of the Security Agreement and each other Loan Document which grants, perfects or further assures the enforceability of a Lien from the Borrower or any Subsidiary in favor of the Administrative Agent. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative

Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Holders of Secured Obligations. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (ii) if approved, authorized or ratified in writing by the Required Lenders; provided, however, that any release of all or substantially all of the Collateral shall require the prior written consent of all of the Lenders. With respect to any sale permitted under Section 6.13, the Lien held by the Administrative Agent on the assets subject to such sale shall be automatically released upon the consummation thereof; provided, however, that such automatic release shall not occur during the continuance of a Default or Event of Default. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document (including a permitted transfer to a Subsidiary other than the Borrower or another Subsidiary), or consented to in writing by the Required Lenders (or if required under Section 8.3(iv), all Lenders), and upon at least five (5) Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty (other than the absence of Liens granted by the Administrative Agent), and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary thereof in respect of) all interests retained by the Borrower or any Subsidiary thereof, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.
     The Borrower, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on behalf of its affiliated Holders of Secured Obligations, agrees that the Administrative Agent may determine, in its sole discretion, to not perfect a Lien in an asset of the Borrower or any Subsidiary if the cost and expense associated with perfecting such Lien would be excessive in light of the value of such asset, or if such asset would not provide material credit support for the benefit of the Holders of Secured Obligations.
     Each Lender hereby irrevocably authorizes the Administrative Agent, at its option and in its sole discretion (without impairing any automatic or required release under any Loan Document), to (1) release any Liens granted to the Administrative Agent by the Borrower or any Subsidiary on any Collateral (i) upon the payment and satisfaction in full in cash of a Loan made pursuant to the Secured Borrowing Option so long as the Borrower remains in Borrowing Base compliance with respect to any other Loans made pursuant to the Secured Borrowing Option that remain outstanding, (ii) upon the termination of all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner reasonably satisfactory to the Administrative Agent, (iii) constituting property being sold or disposed of if the Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII of this Agreement, and (2) take any actions deemed appropriate by it in connection with the grant by the Borrower or any Subsidiary of Liens of the type described in Section 6.16 (including without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the assets subject to such Liens). Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
     Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Holders of Secured Obligations, in assets which, in accordance with Article 9 of the Delaware Uniform Commercial Code or any other applicable law, can be perfected only by possession. Should any Lender (other than the Administrative Agent) lawfully obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
ARTICLE XI
SETOFF; RATABLE PAYMENTS
     11.1. Setoff. The Borrower hereby grants each Lender a security interest in all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of the Borrower with such Lender or any Affiliate of such Lender (the “Deposits”). In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Event of Default occurs, Borrower authorizes each Lender to offset and apply all such Deposits toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Lender or the Lenders.
     11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
     12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with the terms of this Agreement. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
     12.2. Participations.
     12.2.1. Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
     12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents provided that each such Lender may agree in its participation agreement with its Participant that such Lender will not vote to approve any amendment, modification or waiver with respect to any Outstanding Credit Exposure or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.3 or of any other Loan Document.
     12.2.3. Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.
     12.3. Assignments.
     12.3.1. Permitted Assignments. Any Lender may at any time assign to one or more Eligible Assignees (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Outstanding Credit Exposure of the assigning Lender or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.
     12.3.2. Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof. The consent of the Administrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.
     12.3.3. Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

     12.3.4. Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States of America, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.
     12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.
     12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).
ARTICLE XIII
NOTICES
     13.1. Notices; Effectiveness; Electronic Communication.
          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i) if to the Borrower, at its address or facsimile number set forth on the signature page hereof;
(ii) if to the Administrative Agent, at its address or facsimile number set forth on the signature page hereof;
(iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
          (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto given in the manner set forth in this Section 13.1.
ARTICLE XIV
COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION
     14.1. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent, and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     14.2. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.
ARTICLE XV
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
     15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF DELAWARE, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
     15.2. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN DELAWARE.
     15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

PROASSURANCE CORPORATION
By:
Title:
(address)

Attention:
Telephone: ( )
FAX: ( )

U.S. BANK NATIONAL ASSOCIATION, as a Lender and as Administrative Agent
By:
Title:
[Address] [Address]

Attention:
Telephone: ( )
FAX: ( )

By:
Title:

Attention:
Telephone: ( )
FAX: ( )

PRICING SCHEDULE

	Level I	Level II	Level III	Level IV	Level V
Applicable Margin	Status	Status	Status	Status	Status
Unsecured Eurocurrency Rate	1.25%	1.50%	1.75%	2.00%	2.25%
Secured Eurocurrency Rate	0.65%	0.70%	0.75%	0.80%	0.85%
Unsecured Base Rate	0.25%	0.50%	0.75%	1.00%	1.25%
Secured Base Rate	0.00%	0.00%	0.00%	0.00%	0.00%

	Level I	Level II	Level III	Level IV	Level V
Applicable Fee Rate	Status	Status	Status	Status	Status
Commitment Fee	0.20%	0.225%	0.25%	0.30%	0.40%
     For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:
     “Level I Status” exists at any date if, on such date, the Borrower’s Moody’s Rating is A3 or better and the Borrower’s S&P Rating is A- or better.
     “Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Moody’s Rating is Baa1 or better and the Borrower’s S&P Rating is BBB+ or better.
     “Level III Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower’s Moody’s Rating is Baa2 or better and the Borrower’s S&P Rating is BBB or better.
     “Level IV Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status or Level III Status and (ii) the Borrower’s Moody’s Rating is Baa3 or better and the Borrower’s S&P Rating is BBB- or better.
     “Level V Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.
     “Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

     “S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.
     “Status” means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.
     The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Moody’s and S&P Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. In order to qualify for a particular Status for the Applicable Margin or Applicable Fee Rate either (i) each of the Moody’s Rating and the S&P Rating required for that Status must be attained or (ii) if there is a split rating, the higher rating shall apply, except that in the event of a split rating of more than one level, the applicable rating shall be one level above the lower rating. If only one rating agency is supplying a rating, then the rating supplied by that rating agency shall be used. If an Event of Default shall have occurred and be continuing, Level V Status shall be applicable for as long as the same shall continue. If at any time the Borrower has no Moody’s Rating or no S&P Rating, Level V Status shall exist.

SCHEDULE 1
Commitments

	COMMITMENT
LENDER	PERCENTAGE	COMMITMENT
U.S. BANK NATIONAL ASSOCIATION	26.66667%	$40,000,000
WELLS FARGO BANK, NATIONAL ASSOCIATION	23.33333%	$35,000,000
BRANCH BANKING AND TRUST COMPANY	16.66667%	$25,000,000
FIRST TENNESSEE BANK, NA	16.66667%	$25,000,000
JPMORGAN CHASE BANK, N.A.	16.66667%	$25,000,000
TOTAL COMMITMENTS	100%	$150,000,000

SCHEDULE 5.8
Subsidiaries

SCHEDULE 5.14
Properties

SCHEDULE 6.16
Liens

EXHIBIT A
FORM OF OPINION
___________,
The Administrative Agent and the Lenders who are parties to the
Credit Agreement described below.
Gentlemen/Ladies:
     I am counsel for ProAssurance Corporation (the “Borrower”), and have represented the Borrower in connection with its execution and delivery of a Credit Agreement dated as of __________ (the “Agreement”) among the Borrower, the Lenders named therein, and U.S. Bank National Association, as Administrative Agent, and providing for Credit Extensions in an aggregate principal amount not exceeding $150,000,000 at any one time outstanding. All capitalized terms used in this opinion and not otherwise defined herein shall have the meanings attributed to them in the Agreement or in the Security Agreement (as defined in the Agreement).
     I have examined the Borrower’s Certificate of Incorporation under the General Corporation Law of the State of Delaware, the Third Restatement of the By-Laws of the Borrower, applicable resolutions of the Borrower’s Board of Directors, the Loan Documents and such other matters of fact and law which I deem necessary in order to render this opinion. Based upon the foregoing, it is our opinion that:
     l. Each of the Borrower and its Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to execute, deliver and perform its obligations under the Loan Documents.
     2. The execution and delivery by the Borrower of the Loan Documents and the performance by the Borrower of its obligations thereunder have been duly authorized by proper corporate proceedings on the part of the Borrower and will not:
     (a) require any consent of the Borrower’s shareholders or members (other than any such consent as has already been given and remains in full force and effect);
     (b) violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is

EXH. A-1

subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder; or
     (c) result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any indenture, instrument or agreement binding upon the Borrower or any of its Subsidiaries.
     3. The Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.
     4. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the best of our knowledge after due inquiry, threatened against the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
     5. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement, the payment and performance by the Borrower of the Obligations, or the legality, validity, binding effect or enforceability of any of the Loan Documents.
     6. The Borrower is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     7. The provisions of the Security Agreement are effective to create in favor of the Administrative Agent, for the benefit of the Holders of Secured Obligations, a valid security interest in the Borrower’s rights in the Collateral which is of a type in which a security interest can be created pursuant to Article 9 of the Delaware UCC (the “Article 9 Collateral”) as security for the Secured Obligations.
     8. The provisions of the Securities Account Control Agreement are effective to give the Administrative Agent “control” (as defined in Section 8-106 of the Delaware UCC) over each [Securities Account] (as defined in the Securities Account Control Agreement) and each “security entitlement” (as defined in Section 8-102(a)(17) of the Delaware UCC) credited thereto, and no other action need be taken in order to perfect the Administrative Agent’s security interest in such [Securities Accounts] or security entitlements, which perfected security interest will be prior to any security interest in any such [Securities Account] or security entitlement that is created by the Borrower in favor of any other secured party under the Delaware UCC.
     The opinions expressed herein are based upon and are given with respect to the laws of the State of Delaware and the Federal laws of the United States of America. I am licensed to practice law in the State of Delaware.

EXH. A-2

     This opinion may be relied upon by the Administrative Agent, the Lenders and their participants, assignees and other transferees.

Very truly yours,
[________________]

EXH. A-3

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE
To:	The Lenders parties to the Credit Agreement Described Below
     This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of April 15, 2011 (as amended, modified, renewed or extended from time to time, the “Agreement”) among ProAssurance Corporation (the “Borrower”), the lenders party thereto and U.S. Bank National Association, as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
     THE UNDERSIGNED HEREBY CERTIFIES THAT:
     1. I am the duly elected __________ of the Borrower;
     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;
     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and
     4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with the financial covenants set forth in Section 6.19 of the Agreement, all of which data and computations are true, complete and correct.
     5. Schedule II attached hereto sets forth the determination of the interest rates to be paid for Advances and the commitment fee rates commencing on the fifth day following the delivery hereof pursuant to the Pricing Schedule to the Agreement.
     6. Schedule III attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement, the Security Agreement and the other Loan Documents and the status of compliance.
     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

EXH. B-1

     The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this __ day of _______, __.
_________________________

EXH. B-2

SCHEDULE I TO COMPLIANCE CERTIFICATE
Compliance as of _________, ____ with
Provisions of ___ and ____ of
the Agreement
[insert relevant calculations]

SCHEDULE II TO COMPLIANCE CERTIFICATE
Borrower’s Applicable Margin Calculation

SCHEDULE III TO COMPLIANCE CERTIFICATE
Reports and Deliveries Currently Due

EXHIBIT C
ASSIGNMENT AND ASSUMPTION AGREEMENT
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swing line loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/ Approved Fund of [identify Lender][1]

3.	Borrower(s):

[1]	Select as applicable.

EXH. C-1

4.	Administrative Agent:	_________________________, as the agent under the Credit Agreement.

5.	Credit Agreement:	The $150,000,000 Credit Agreement dated as of April 15, 2011 among ProAssurance Corporation, the Lenders party thereto, U.S. Bank National Association, as Administrative Agent, and the other agents party thereto.

6.	Assigned Interest:

Aggregate Amount of
	Commitment/Loans	Amount of	Percentage Assigned
	for all	Commitment/Loans	of
Facility Assigned	Lenders[2]	Assigned[3]	Commitment/Loans[4]
________________[5]	$	$	%

________________	$	$	%

________________	$	$	%

7.	Trade Date:	[6]
Effective Date: ____________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]
     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:

[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[3]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[5]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.

[6]	Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

EXH. C-2

Title:

[Consented to and][7] Accepted: U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent
By:
Title:
[Consented to:][8]

[NAME OF RELEVANT PARTY]
By:
Title:

[7]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[8]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

EXH. C-3

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Delaware.

EXHIBIT D
FORM OF BORROWING NOTICE
TO: U.S. Bank National Association, as administrative agent (the “Administrative Agent”) under that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of April 15, 2011 among ProAssurance Corporation (the “Borrower”), the financial institutions party thereto, as lenders (the “Lenders”), and the Administrative Agent.
          Capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.
          The undersigned Borrower hereby gives to the Administrative Agent a Borrowing Request pursuant to Section 2.8 of the Credit Agreement, and the Borrower hereby requests to borrow on _______________, 20__ (the “Borrowing Date”) from the Lenders, on a pro rata basis, an aggregate principal Dollar Amount of $___________ in Loans as:
          1. ☐ a Base Rate Advance
          2. ☐ a Eurocurrency Advance with the following characteristics:
               Interest Period of _______ month(s)
     Such Advance is being requested pursuant to:
          1. ☐ the Unsecured Borrowing Option
          2. ☐ the Secured Borrowing Option
     The undersigned hereby certifies to the Administrative Agent and the Lenders that (i) all of the representations and warranties of the Borrower set forth in the Credit Agreement (a) that contain a materiality qualifier are true and correct in all respects and (b) that do not contain a materiality qualifier are true and correct in all material respects (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) on and as of the date of the Advance requested herein; (ii) at the time of and immediately after giving effect to such Advance, no Default shall have occurred and be continuing; and (iii) all other relevant conditions set forth in Section 4.2 of the Credit Agreement have been satisfied.
******

EXH. D-1

          IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be executed by its authorized officer as of the date set forth below.
Dated: _______________, 20__

By:
Name:
Title:

EXH. D-2

EXHIBIT E
FORM OF NOTE
[Date]
     ProAssurance Corporation, a Delaware corporation (the “Borrower”), promises to pay to the order of __________________________ (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the applicable office of U.S. Bank National Association, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.
     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.
     This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of April 15, 2011 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders party thereto, including the Lender and U.S. Bank National Association, as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note may be secured pursuant to the Collateral Documents, as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
     In the event of default hereunder, the undersigned agree to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waive demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.
     THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

By:
Print Name:
Title:

EXH. E-1

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF _________________,
DATED __________,

	Principal	Maturity	Principal
	Amount of	of Interest	Amount	Unpaid
Date	Loan	Period	Paid	Balance

EXH. E-2

EXHIBIT F
FORM OF INCREASING LENDER SUPPLEMENT
          INCREASING LENDER SUPPLEMENT, dated [__________], 20[__] (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of April 15, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ProAssurance Corporation (the “Borrower”), the Lenders party thereto and U.S. Bank National Association, as administrative agent (in such capacity, the “Administrative Agent”).
WITNESSETH
          WHEREAS, pursuant to Section 2.4 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Aggregate Commitment under the Credit Agreement by requesting one or more Lenders to increase the amount of its Commitment;
          WHEREAS, the Borrower has given notice to the Administrative Agent of its intention to increase the Aggregate Commitment pursuant to such Section 2.4 of the Credit Agreement; and
          WHEREAS, pursuant to Section 2.4 of the Credit Agreement, the undersigned Increasing Lender now desires to increase the amount of its Commitment under the Credit Agreement by executing and delivering to the Borrower and the Administrative Agent this Supplement;
          NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
          1. The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall have its Commitment increased by $[__________], thereby making the aggregate amount of its total Commitments equal to $[__________].
          2. The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.
          3. Terms defined in the Credit Agreement shall have their defined meanings when used herein.
          4. This Supplement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
          5. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

EXH. F-1

          IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]
By:
Name:
Title:

Accepted and agreed to as of the date first written above:

[__________________________]
By:
Name:
Title:

Acknowledged as of the date first written above:

U.S. BANK NATIONAL ASSOCIATION as Administrative Agent
By:
Name:
Title:

EXH. F-2

EXHIBIT G
FORM OF AUGMENTING LENDER SUPPLEMENT
          AUGMENTING LENDER SUPPLEMENT, dated [__________], 20[__] (this “Supplement”), to the Credit Agreement, dated as of April 15, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ProAssurance Corporation (the “Borrower”), the Lenders party thereto and U.S. Bank National Association, as administrative agent (in such capacity, the “Administrative Agent”).
WITNESSETH
          WHEREAS, the Credit Agreement provides in Section 2.4 thereof that any bank, financial institution or other entity may extend Commitments under the Credit Agreement subject to the approval of the Borrower and the Administrative Agent, by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and
          WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;
          NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
          1. The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Commitment of $[______], thereby making the aggregate amount of its total Commitments equal to $[__________].
          2. The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

EXH. G-1

          3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:
     [___________]
          4. The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.
          5. Terms defined in the Credit Agreement shall have their defined meanings when used herein.
          6. This Supplement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
          7. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.
[signature page follows]

EXH. G-2

          IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]
By:
Name:
Title:

Accepted and agreed to as of the date first written above:

[___________________________]
By:
Name:
Title:

Acknowledged as of the date first written above:

U.S. BANK NATIONAL ASSOCIATION as Administrative Agent
By:
Name:
Title:

EXH. G-3

EXHIBIT H
PROASSURANCE CORPORATION
CREDIT FACILITY
April 15, 2011
LIST OF CLOSING DOCUMENTS9
A. LOAN DOCUMENTS
1.	Credit Agreement dated as of April 15, 2011 among ProAssurance Corporation, a Delaware corporation (the “Borrower”), the Lenders party thereto and U.S. Bank National Association, as administrative agent (in such capacity, the “Administrative Agent”), evidencing a revolving credit facility to the Borrower from the Lenders in an initial aggregate principal amount of up to $150,000,000.
EXHIBITS

Exhibit A	Form of Opinion
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Borrowing Notice
Exhibit E	Form of Note
Exhibit F	Form of Increasing Lender Supplement
Exhibit G	Form of Augmenting Lender Supplement
Exhibit H	List of Closing Documents
Exhibit I	Form of Borrowing Base Certificate
SCHEDULES

Pricing Schedule
Schedule 1	Commitments
Schedule 5.8	Subsidiaries
Schedule 5.14	Properties
Schedule 6.16	Liens
2.	Notes executed by the Borrower in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.13(d) of the Credit Agreement.

3.	Pledge and Security Agreement executed by the Borrower, together with pledged instruments.

[9]	Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Borrower and/or Borrower’s counsel.

EXH. H-1

4.	Securities Account Control Agreement executed by the Borrower, the Administrative Agent and U.S. Bank National Association.
B. CORPORATE DOCUMENTS
5.	Certificate of the Secretary or an Assistant Secretary of the Borrower certifying (i) that there have been no changes in the charter document of the Borrower, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the State of Delaware, since the date of the certification thereof by such governmental entity, (ii) the By Laws or other organizational document, as attached thereto, of the Borrower as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of the Borrower authorizing the execution, delivery and performance of each Loan Document to which it is a party, (iv) the Good Standing Certificate (or analogous documentation if applicable) for the Borrower from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction and (v) the names and true signatures of the incumbent officers of the Borrower authorized to sign the Loan Documents to which it is a party, and authorized to request an Advance under the Credit Agreement.
C. OPINIONS
6.	Opinion of Young Conaway Stargatt & Taylor, LLP, counsel for the Borrower.

7.	Opinion of Jeffrey Lisenby, counsel for the Borrower.
D. CLOSING CERTIFICATES AND MISCELLANEOUS
8.	A Certificate signed by an Authorized Officer of the Borrower certifying the following: on the date of the initial Credit Extension (1) no Default or Event of Default has occurred and is continuing and (2) the representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

EXH. H-2

EXHIBIT I
FORM OF BORROWING BASE CERTIFICATE

To:	The Lenders parties to the
Credit Agreement Described Below
     This Borrowing Base Certificate is furnished pursuant to that certain Credit Agreement dated as of April 15, 2011 (as amended, modified, renewed or extended from time to time, the “Agreement”) among ProAssurance Corporation (the “Borrower”), the lenders party thereto and U.S. Bank National Association, as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Borrowing Base Certificate have the meanings ascribed thereto in the Agreement.
     The undersigned hereby certifies that the report attached hereto as Schedule I is true and correct and sets forth an accurate and complete calculation of the Borrowing Base based on information contained in the Borrower’s own financial accounting records. Borrower, by the execution of this Borrowing Base Certificate, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and further certifies that it is in compliance with the Agreement.
     The foregoing certifications, together with the computations set forth in Schedule I hereto and any documentation delivered with this Certificate in support hereof, are made and delivered this __ day of _______, __.
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EXH. I-1

SCHEDULE I TO BORROWING BASE CERTIFICATE
Borrowing Base Report